January 16, 2019

Open Letter To Shareholders

Dear Shareholders:

The time has come for me to put an end to the growing number of speculative rumors received by the Company’s investor relations website and provide shareholders with a clear and concise picture of what I am doing to move the Company forward.  Essentially, consider this open letter to shareholders as the “State of the Union” for Tiger Reef, Inc.

It has been a long and difficult road for the Company since it was forced to idle all operations and take a substantial write-down from the damage and losses incurred from Hurricane Irma on September 6, 2017.  Since that day I have been working towards resolving the inherent conflict between our existing toxic debtholders and the Company’s need for fresh working capital to resume full operations.

As many of you know we thought we had a unanimous deal reached in late 2017 which would have allowed the Company to resume operations.  However, that agreement fell apart at the last moment and ever since it has been a challenge to obtain any type of compromise from any of the existing toxic debtholders.

Despite those losses and disappointments, I want to let everyone know that I am working on a new, and somewhat radically different, deal that may solve the existing toxic debtholder situation and allow the Company to resume full operations fairly soon.  It is important to stress here that a deal has not been ratified and is still being negotiated.  However, I feel that it is okay at this time to disclose the general structure and plan of what is currently on the table without compromising the deal or ongoing discussions.

Presently I am working with a New York based business advisement group and hedge fund to provide the Company with a combination of immediate bridge financing that will lead to a substantial registered equity placement later this year after the Company becomes compliant with its SEC filings once again.  All parties involved believe the Company’s current share price is significantly undervalued and will take the steps necessary to facilitate the equity placement at a higher, less dilutive share price, after this deal closes.  The existing toxic debtholders will be satisfied with a portion of the proceeds of this capital raise.

So as not to repeat the events of late 2017 I will not disclose any other details at this time about the size or mechanics of this prospective financing.  There are a lot of moving pieces to this prospective financing and there are still quite a few specific details that need to be agreed upon before it can close.

Should this prospective financing close the Company will immediately embark on the following:

•	Resume compliance with the Company’s SEC filings obligations going back to the missing September 30, 2017 Form 10-Q;
•	Settle outstanding toxic debt with proceeds from this financing;
•	Resume quotations on the OTCQB (no reverse split will be undertaken to meet the $0.01 minimum bid mandate); and
•	Alter the Company’s business model, which is a conditional prerequisite for obtaining this prospective financing.

The Company will be exiting the restaurant business in its entirety.  Even though I’ve owned and operated successful restaurants in the US in the past, today’s capital requirements to open a high-volume restaurant are simply too high before any revenue can be generated (a minimum of a $2+ million capital investment before the first dollar of revenue is generated).  No one is going to provide the Company with that level of financing to us on an untested, non-franchised concept anytime soon.

The Company will continue to idle its rum business until further notice.  Too much investment and work has been done already to completely abandon this venture.  However, there are still many hurdles involved, including obtaining US regulatory approval to import and distribute the products legally within the US.

The Company’s new direction will have if focusing on developing, installing, and maintaining clean renewable energy technologies, particularly for the Cannabidiol (commonly referred to as “CBD”) and legalized marijuana growing industry.  One of the largest expenses for the production of CBD and the growing of legal marijuana is the electrical consumption of the machinery and specialized lighting systems.  The Company believes once the prospective funding in place it will be able to offer solutions to CBD producers and legal marijuana growers that could cut their energy consumption expenses by up to 40%.

Let me be clear.  The Company has no intention to directly enter the CBD or legalized marijuana industry.  Rather, the Company will be offering a perfectly legal support service to this industry – on both a state and federal level.  Plus, because of how I intend to position the Company it will be entitled to substantial tax rebates and tax breaks for the deployment of these advanced clean energy technologies.

Lastly, with the help of our business advisors the Company will start to explore strategic acquisition candidates to more rapidly expand the Company’s footprint within this marketplace as well as secure new technologies and patents that could have potential future long-term licensing opportunities for the Company.

I cannot go into more detail at this time on any of these subjects.  Sadly, I cannot guarantee that this prospective funding will close as anticipated.  In fact, it may never close at all; unforeseen issues sometimes crop up at the last moment similar to the events we experienced in 2017.  All I can do is do pledge to do my best to keep all shareholders better informed as the Company starts moving forward again in 2019 and let you know that I will keep working diligently towards closing this prospective financing within the next few weeks.

Very truly yours,

/s/ J. Scott Sitra
President and Chief Executive Officer

Certain statements in this release, other than statements of historical fact, may include forward-looking information that involves various risks and uncertainties. There can be no assurance that such forward-looking statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. These and all subsequent written and oral forward-looking statements are based on the estimates and opinions of management on the dates they are made and expressly qualified in their entirety by this notice. Tiger Reef, Inc. (“Tiger Reef”) assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change, other than as required pursuant to applicable securities laws.  For a description of additional risks and uncertainties, please refer to Tiger Reef’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report filed on Form 10-K.